Filed pursuant to Rule 424(b)(3)

File No. 333-133343

Prospectus Supplement No. 3

to Prospectus Dated May 10, 2006

Embarq Corporation

Restricted Shares of Common Stock

Restricted Stock Units and

Shares of Common Stock Issuable in Connection with the

Restricted Stock Units

This prospectus supplement supplements information contained in the prospectus dated May 10, 2006 relating to the offer and sale of restricted shares of our common stock, restricted stock units, and shares of our common stock issuable in connection with the restricted stock units issued in connection with our spin-off of from Sprint Nextel Corporation and effective as of May 17, 2006, the distribution date for the spin-off, to current and former Sprint Nextel Corporation employees who held Sprint Nextel Corporation restricted stock or restricted stock units at that time and who did not become Embarq employees at the time of the spin-off. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplements.

This prospectus supplement includes our attached Current Report on Form 8-K dated May 25, 2006.

The securities offered hereby involve risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 11 of the prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 25, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2006

Embarq Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-32732	20-2923630
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5454 W. 110th Street Overland Park, Kansas	66211
(Address of principal executive offices)	(Zip Code)

(913) 323-4637

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 21, 2006, the Compensation Committee of the Board of Directors (the “Board”) of Embarq Corporation (“Embarq”) approved and adopted the Director Compensation Program for Embarq’s non-employee directors (the “Director Compensation Program”) effective as of May 1, 2006. Under the Director Compensation Program, non-employee directors will be paid (1) an annual cash retainer of $50,000, and (2) a fee equal to $1,500 for each meeting of the Board (or any meeting of a Board committee on which a non-employee director is a member or an invited guest) which the eligible director personally attends, and $750 for each such meeting in which the eligible director participates by telephone. The Chair of the Board’s Audit Committee will receive an additional annual retainer of $15,000 in recognition of such service and the Chair of any other Board committee (including special committees) will receive an additional annual retainer of $10,000 in recognition of such service. The Board’s Lead Independent Director will also receive an additional annual retainer of $20,000. All cash compensation will be paid quarterly and all retainers will be prorated for the period of service provided during the quarter.

In addition to the foregoing cash compensation, the Director Compensation Program provides for each non-employee director to receive:

•	in connection with the initial election to the Board, a grant of $150,000 in restricted stock units of Embarq (“Embarq RSUs”), vesting in full upon the third regular annual meeting of Embarq’s stockholders following the date of grant of such Embarq RSUs and with prorated acceleration of vesting in the event of a change in control, death, disability, retirement, or involuntary separation from the Board; and

•	on or about the date of each annual meeting of Embarq’s stockholders, a grant of $75,000 in Embarq RSUs, which vest in full upon the first annual stockholders’ meeting following the grant. With respect to this annual grant of Embarq RSUs, vesting will also be accelerated in full in the event of a change in control, death, disability, retirement, or involuntary separation from the Board.

The Director Compensation Program will remain in effect until changed by the Board.

A description of the Director Compensation Program is filed as an exhibit hereto and incorporated by reference herein.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Description of the Non-Employee Director Compensation Program

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Embarq has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Embarq Corporation

Date: May 25, 2006	By:	/s/ Claudia S. Toussaint
Claudia S. Toussaint
Vice President and Corporate Secretary

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Description of the Non-Employee Director Compensation Program

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